Exhibit 10.3

SUPPLEMENTAL AGREEMENT

This Supplemental Agreement (the “Agreement”), dated as of December 18, 2020, is entered into by between TANZANIAN GOLD CORPORATION, a company incorporated under the laws of the Province of Alberta, with its principal executive office located at #202, 5626 Larch Street, Vancouver, British Columbia, Canada V6M 4E1 (the “Company”), YA II PN, LTD, an exempted company incorporated in the Cayman Islands with limited liability and whose registered office is at PO Box 309, Ugland House, Grand Cayman KY1 1101 (“YA II”), and RIVERFORT GLOBAL OPPORTUNITIES PLC, a company incorporated in England and Wales and whose principal office is at 72 Charlotte Street, London W1T 4QQ, United Kingdom (“Riverfort” and collectively with YA II, the “Buyers”).

BACKGROUND

(A)	On July 22, 2020 the parties entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which the Company issued and sold to the Buyers, and the Buyers purchased from the Company, Tranche A Debentures in the principal amount of $7,000,000, which are convertible into shares of Common Stock of the Company, of which (i) $4,000,000 was issued and sold on July 27, 2020, (ii) $2,000,000 was issued and sold on August 20, 2020, and (iii) $1,000,000 was issued and sold on September 1, 2020, for a total purchase price of $7,000,000 in the respective amounts set forth opposite each Buyers’ name on Schedule I attached to the Securities Purchase Agreement.

(B)	Pursuant to the Securities Purchase Agreement the parties agreed that, upon the terms and subject to the conditions contained therein, the Company may elect to issue and sell to the Buyers, and the Buyers shall purchase Tranche B Debentures in the principal amount of up to $7,000,000, of which (i) $2,000,000 shall be purchased at least 60 days, but not later than 90 days following the Third Closing; (ii) $2,000,000 shall be purchased at least 30 days, but not later than 60 days following the Fourth Closing; (iii) $2,000,000 shall be purchased at least 30 days, but not later than 60 days following the Fifth Closing; and (iv) $1,000,000 shall be purchased at least 30 days, but not later than 60 days following the Sixth Closing, for a total purchase price of up to $7,000,000 in the respective principal amounts set forth opposite each Buyers’ name on Schedule I attached to the Securities Purchase Agreement.

(C)	The parties desire to supplement the Securities Purchase Agreement in order to modify the terms and conditions in respect of the issuance and sale of the Tranche B Debentures at the Tranche B Closings as set forth herein.

AGREED TERMS

1.       Definitions and interpretation

1.1 For purposes of this Agreement, the following terms shall have the following meanings

“Commitment Amount” shall have the meaning set forth in the Securities Purchase Agreement.

“End Date” shall have the meanings set forth in Clause 2.2(c) of this Agreement.

“Fourth Closing” shall have the meaning set forth in the Securities Purchase Agreement.

“Fourth Closing Raise Proceeds” shall have the meanings set forth in Clause 3.3 of this Agreement.

“Purchase Notice” shall have the meaning set forth in the Securities Purchase Agreement.

“Remaining Commitment Amount” shall have the meanings set forth in Clause 2.2 of this Agreement.

“Subsequent Tranche B Closings” shall have the meaning set forth in Clause 2.2 of this Agreement, and a Subsequent Tranche B Closing shall refer to the closing of any portion of the principal amount of Tranche B Debentures that were subject to the Fifth Closing, Sixth Closing or Seventh Closing.

“Third Closing” shall have the meaning set forth in the Securities Purchase Agreement.

“Tranche A Debentures” shall have the meaning set forth in the Securities Purchase Agreement.

“Tranche B Closing Date” shall have the meaning set forth in the Securities Purchase Agreement.

“Tranche B Closings” shall have the meaning set forth in the Securities Purchase Agreement.

“Tranche B Debentures” shall have the meaning set forth in the Securities Purchase Agreement.

1.2       All other capitalized terms not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement.

2.       Modifications to Closing Dates and Fees.

2.1        The parties hereby agree that the deadline for Company to deliver a Purchase Notice in respect of the Fourth Closing shall be extended from the 90th day from the Third Closing to January 31, 2021, or such other date as may be agreed by the parties. If the Company is unable to, or fails to provide a Purchase Notice for the Fourth Closing by January 31, 2021, or any other Purchase Notice by the applicable deadline, the Company shall nonetheless be able to subsequently provide such Purchase Notice with the consent of the Buyers.

2.2       After the occurrence of the Fourth Closing, the amount available to be advanced to the Company pursuant to the remaining Tranche B Closings will be $5,000,000 (the “Remaining Commitment Amount”). The parties hereby agree that the ability of the Company to submit Purchase Notices with respect to the Remaining Commitment Amount shall be modified such that with respect to the timing and the principal amount of the Tranche B Debentures to be issued pursuant to subsequent closings (which shall hereafter be referred to as the “Subsequent Tranche B Closings”) the parties hereby agree to the following procedures:

2

The Company shall have the right to request that the Buyers purchase additional Series B Debentures at a Subsequent Tranche B Closing by providing a Purchase Notice, and subject to the satisfaction of the conditions set forth in Clause 7(b) of the Agreement, the Buyers shall be obligated to purchase such Series B Debentures at each Subsequent Tranche B Closing, provided that:

(a)	each Subsequent Tranche B Closing shall take place at 10:00 a.m., New York time, on such Business Day selected by the Company in a Purchase Notice which shall be least 30 days following the Tranche B Closing Date in respect of the prior Tranche B Closing;

(b)	each Subsequent Tranche B Closing shall be in an amount to be selected by the Company in a Purchase Notice which amount shall not be in excess of $2,000,000 and shall not, when combined with the amount of all other Convertible Debentures issued hereunder, exceed the Commitment Amount;

(c)	each Subsequent Tranche B Closing shall be completed on or before December 31, 2021 (the “End Date”) provided that the Company may elect to extend the End Date to December 31, 2022 by paying an extension fee to the Buyers in the total amount equal to 2% of the remaining portion of the Commitment Amount at the time of such request; and

(d)	with respect to each Subsequent Tranche B Closing, within one day of receipt of the Company’s Purchase Notice selecting the applicable closing date, the Buyers may defer the closing date of such Subsequent Tranche B Closing by up to 30 days without regards to the End Date for which an extension fee would not be required.

2.3       The Implementation Fee in respect of each Tranche B Closing (including, for the avoidance of doubt, the Subsequent Tranche B Closings) shall be increased from 3.95% to 6.95%. In furtherance of the foregoing, clause 1(d) of the Securities Purchase Agreement shall be deleted and replaced with the following:

1(d) Payment of Fees. On the date of the First Closing the Company shall pay a commitment fee in an amount in cash equal to 1.5% of the Commitment Amount (the “Commitment Fee”) which shall be paid to the Buyers (or their designated affiliate) in the respective amounts set forth below each Buyers’ name on Schedule I. At each Tranche A Closing the Company shall pay an implementation fee in an amount equal to 3.95% of the purchase price of each Tranche A closing and at each Tranche B Closing the Company shall pay an implementation fee in an amount equal to 6.95% of the purchase price of each Tranche B Closing (collectively, the “Implementation Fee”). The Commitment Fee due and payable at the First Closing and the Implementation Fee due and payable at each Tranche A Closing and Tranche B Closing shall be deducted from the gross proceeds of such closing. The Company authorizes each Buyer to deduct the Commitment Fee and Implementation Fee, as applicable, due hereunder from the gross process of the purchase of any Convertible Debentures due at each closing.

3

3.       Modifications to Conditions Precedent to the Tranche B Closings.

3.1       Market Capitalization. The market capitalization requirement set out in clause 7(b)(ii) of the Securities Purchase Agreement shall be reduced from $100 million to $50 million. In furtherance of the foregoing, clause 7(b)(ii) of the Securities Purchase Agreement shall be deleted and replaced with the following:

7(b)((ii) The market capitalization of the Company is at least $50 million, as displayed on Bloomberg LP under the ticker symbol “TRX.US” as of the last trading day immediately prior to each applicable Tranche B Closing Date.

3.2       Removal of Gold Production Condition. Clause 7(b)(iii) of the Securities Purchase Agreement shall be deleted in its entirety and replaced with “7(b)(iii) [RESERVED]” in order to maintain the continuity of the section numbers.

3.3       Additional Conditions Precedent. The following additional conditions precedent to the Tranche B Closings shall be added to the Securities Purchase Agreement as follows:

7(b)(vi) With respect to the Fourth Closing, the Company shall have raised gross proceeds of at least $1,000,000 through the issuance and sale of equity securities between December 1, 2020 and the date of the Fourth Closing (the amount actually raised during this period shall be referred to as the “Fourth Closing Raise Proceeds”).

7(b)(vii) With respect to each Subsequent Tranche B Closing, the Company shall have raised gross proceeds through the issuance and sale of equity securities between December 1, 2020 and the date of the each Subsequent Tranche B Closing, in an amount equal to at least the sum of (a) the aggregate principal amount of the Tranche B Debentures issued prior to the applicable Tranche B Closing, and (b), the aggregate principal amount of the Tranche B Debentures to be issued at the applicable Tranche B Closing.

7(b)(viii) With respect to each Subsequent Tranche B Closing, the sum of (a) the aggregate principal balance of all the Tranche B Debentures issued as of the applicable Tranche B Closing Date, and (b) the aggregate principal amount of the Tranche B Debentures to be issued at the applicable Subsequent Tranche B Closing, shall not exceed $7,000,000.

7(b)(ix) The Company shall have received all governmental permissions, authorities, permits, and shall have satisfied all statutory requirements (collectively, “Governmental Requirements”) necessary to implement, build and operate the 40 tonnes per hour oxide processing facility at the Company’s drilling program at the Buckreef Project, and all such required Governmental Requirements shall be in full force and effect as of each Tranche B Closing Date.

4

4.	Representations and warranties

4.1       The Company represents and warrants to the Borrowers as of the date of this Agreement that:

(a)	it has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement;

(b)	it has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection therewith; and

(c)	the obligations assumed by the Company in this Agreement are legal, valid, and enforceable obligations binding on it in accordance with its terms.

5.       Counterparts and delivery

This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.       Governing law

Section 9 of the Securities Purchase Agreement shall set forth the governing law, jurisdiction and jury trial for this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

5

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be signed by their duly authorized officers.

COMPANY: TANZANIAN GOLD CORPORATION By: /s/ Stephen Mullowney________________ Stephen Mullowney, Chief Executive Officer INVESTOR:

YA II PN, LTD.
By: Yorkville Advisors Global, LP
Its: Investment Manager

By: Yorkville Advisors Global II, LLC
Its: General Partner

By:_/s/ Matt Beckman_________
Name: Matt Beckman
Title: Member

RIVERFORT GLOBAL OPPORTUNITIES PLC

By: /s/ Philip Haydn-Slater_______
Name: Philip Haydn-Slater

6